UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2010

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 3, 2010, Nortel Networks Corporation’s (NNC) principal operating subsidiary, Nortel Networks Limited (NNL), obtained an order from the Ontario Superior Court of Justice approving the share purchase agreement (Agreement) dated April 21, 2010 with Telefonaktiebolaget LM Ericsson (Publ) (Ericsson). The Agreement provides for the sale of NNL’s 50% plus 1 share interest, including preferred shares, in LG-Nortel Co. Ltd. (Joint Venture Company), the company’s Korean joint venture with LG Electronics Inc. (LGE), for a purchase price of US$242 million in cash subject to certain purchase price adjustments.

As announced on April 20, 2010, the Agreement contains limited standard representations and warranties on the part of NNL and Ericsson. The Agreement is subject to satisfaction of customary regulatory and other conditions, including consents of certain customers, and the waiver of certain rights by LGE with respect to the sale of NNL’s shares in the Joint Venture Company. In addition, it is a condition to closing that the closing conditions under the new joint venture agreement to be entered into between Ericsson and LGE be satisfied or waived. To the extent there is net cash (after deducting any outstanding bank indebtedness) in the Joint Venture Company at closing, NNL will receive, as part of the purchase price adjustment, approximately 50% of such net cash. The share purchase transaction is expected to close in the summer of 2010.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: May 7, 2010